Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

OCEAN BIOMEDICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share (issuable upon conversion of notes)(1)	457(c)	26,196,162	$5.16	$135,172,195.92	$0.00011020	$14,895.98
Equity	Common stock, $0.0001 par value per share (issuable upon exercise of warrants)(2)	457(g)	1,971,934	$11.50	$22,677,241.00	$0.00011020	$2,499.03
Total Offering Amounts							$17,395.01
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$17,395.01

(1)	Consists of up to 26,196,162 shares of our Common Stock underlying a series of senior secured convertible notes (the “Notes”), which shares represent 100% of the maximum number of shares of Common Stock issuable upon conversion of the Notes. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices as reported on June 20, 2023.

(2)	Consists of up to 1,971,934 shares of our Common Stock issuable upon exercise of a warrant issued to the Selling Securityholder, which shares represent 100% of the maximum number of shares potentially issuable upon exercise of the warrant.